Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer Colony Bankcorp, Inc. Fitzgerald, Georgia 31750 (229) 426-6002

Colony Bankcorp, Inc. Raises $4,500,000 in Pooled Offering of Floating Rate Trust Preferred Securities

FITZGERALD, GA., June 17, 2004 — Colony Bankcorp, Inc. (Nasdaq: CBAN) announced the completion of a $4,500,000 private placement of floating rate trust preferred securities (“Capital Securities”) through its wholly-owned subsidiary, Colony Bankcorp Statutory Trust III.

The Capital Securities mature in 30 years and bear interest at the 3-month LIBOR rate plus 268 basis points with a reset quarterly. Interest on the Capital Securities is to be paid on the 17th day of each March, June, September and December, commencing on September 17, 2004.

Colony intends to use the proceeds from this offering to reduce debt and for general corporate purposes, including providing capital to its subsidiary banks.

The FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc. acted as placement agents in the pooled offering.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, Georgia First Mortgage Company and Colony Management Services, Inc. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-five offices located in the Central, South and Coastal Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. Total consolidated assets of the company approximate $926 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.